Exhibit 99.1

AAC HOLDINGS GAINS SUPPORT FROM LENDERS, PROCEEDS WITH

RECAPITALIZATION PLAN TO SUPPORT PATIENT CARE & LONG-TERM GROWTH

•	With Treatment Operations Unaffected, AAC Will Continue Providing High-Quality Patient Care

•	Company Recapitalizes with Initial $62.5M in Incremental Financing & Lower Debt Cost to Better Position the Company and Its Treatment Facilities for Long-Term Growth

•	AAC & Its Treatment Facilities Positioned for Long-Term Growth

BRENTWOOD, Tenn. – June 20, 2020 – AAC Holdings, Inc. (“AAC” or the “Company”) (OTC: AACH), a leading provider of inpatient and outpatient substance abuse treatment services, today announced it has received the support of its Board of Directors and lenders to move forward with a strategic recapitalization plan. The plan is designed to significantly reduce the Company’s debt obligations and establish a sound financial platform for long-term growth, while maintaining AAC’s outstanding standards for patient care.

Maintaining its focus on compassionate patient care, life-saving treatment and positive outcomes, AAC’s operations will continue unchanged as the process moves forward over the next four months. All employees and clinical staff will continue to receive their normal wages and benefits to support their delivery of life-saving patient care.

“We are grateful for the support of our board, lenders, management team and business partners in this strategic recapitalization plan, which is strong validation that AAC remains well-positioned to provide high quality, critical care services to vulnerable individuals while also achieving long-term growth,” said Chief Executive Officer Andrew McWilliams. “We have been transparent about the need to reduce our debt, and this recapitalization will significantly enhance our financial position, building on the progress we’ve already made to strengthen and improve our operations over the last year. We aim to expedite this process so that we can concentrate on fulfilling our mission: caring for patients in their time of need,” McWilliams continued.

To implement the recapitalization, AAC today filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Delaware. By employing the Chapter 11 process as an instrument for recapitalization, AAC aims to join a number of leading companies like Delta Airlines, General Motors, Marvel Entertainment, Texaco and others who have emerged from recapitalization with a stronger balance sheet.

In advance of the recapitalization, AAC had taken a number of proactive steps to strengthen its operational efficiency, enhance its marketing efforts in key markets and position the company for growth. With normal operating revenue combined and an initial $62.5 million in incremental financing, operations will continue at all AAC addiction treatment centers across the United States. AAC remains deeply committed to meeting the needs of its clients, employees and suppliers and will remain focused on providing the highest quality clinical care to those struggling with addiction and co-occurring mental health disorders.

“Our number one focus is continuing to provide critical addiction treatment services, which has taken on even greater importance during the COVID-19 crisis,” McWilliams continued. “The heightened stress, anxiety, fears and social isolation in this unprecedented time has prompted more patients and their families to seek treatment, pushing demand for our services higher. Even in these challenging times, AAC has proven to be an industry leader in its pandemic response with in-house testing capabilities for both patients and staff, along with stringent safety protocols. This tenacity has given us a critical advantage in being able to continue treating patients when they need us most while minimizing the spread of the virus.”

AAC remains committed to its life-saving mission of providing adults struggling with addiction and co-occurring mental health disorders with quality, compassionate, and innovative care that instills hope for long-term recovery.

Additional information regarding this announcement is available by visiting www.aac-forward.com.

Carl Marks Advisors has been engaged to assist the Company as a restructuring advisor, with Cantor Fitzgerald serving as investment advisors and Greenberg Traurig, LLP as legal advisor.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please visit AmericanAddictionCenters.org.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this release include statements regarding AAC Holdings, Inc.’s (collectively with its subsidiaries; “AAC Holdings” or the “Company”) ability to successfully implement the restructuring contemplated by its voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual result or timing to be materially different from the information contained in any forward-looking statements. These risks, uncertainties and other factors include, without limitation, those risks discussed in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K, together with those risks disclosed in its subsequent filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward-looking statements.

Media Contact:

Joy Sutton

Director of Corporate Communications

jsutton@contactaac.com

615-587-7728